Filed pursuant to Rule 433

Registration Statement No. 333-129000

September 6, 2006

Relating to Preliminary Prospectus Supplement

dated September 6, 2006

Issuer:	Federative Republic of Brazil

Transaction:	12.50% Global BRL Bonds due 2022

Ratings:	Ba2/BB/BB

Distribution:	SEC Registered

Amount Issued:	BRL 1.6 billion

Gross Proceeds:	US$725,240,661.60

Coupon:	12.50% 30/360-day count basis

Maturity:	January 5, 2022

Offering Price:	97.563%

Yield to Maturity:	12.875%

FX (for Settlement):	2.1524

Underwriting Fee:	0.30%

Denominations:	BRL250,000/BRL1,000

Interest Pay Dates:	January 5 and July 5

Beginning:	January 5, 2007

Settlement Date:	(T+5) September 13, 2006

CUSIP:	105756BL3

ISIN:	US105756BL31

Bookrunners:	Citigroup and JPMorgan (JPM to bill & deliver)

Co-Manager:	Pactual

Underwriting Commitments:	Citigroup Global Markets Inc.: BRL 784,000,000

J.P. Morgan Securities Inc.: BRL784,000,000

Pactual Capital Corporation: BRL32,000,000

Total: BRL1,600,000,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at

http://www.sec.gov/Archives/edgar/data/205317/000119312506185816/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4307 or 1-877-858-5407.

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